UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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    SonicWALL, Inc.

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2001 Logic Drive, San Jose, California 95124

SUPPLEMENT TO PROXY STATEMENT

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 23, 2010

This is a supplement to the proxy statement dated June 22, 2010 (the “proxy statement”) of SonicWALL, Inc. (“SonicWALL,” “we” or the “Company”) that was mailed to you in connection with the solicitation of proxies for use at the special meeting of shareholders to be held at the offices of SonicWALL, located at 2001 Logic Drive, San Jose, California 95124, on July 23, 2010 at 7:00 a.m., local time. The purpose of the special meeting is:

(1)

to consider and vote on a proposal to approve the principal terms of the Agreement and Plan of Merger, dated as of June 2, 2010, by and among the Company, PSM Holdings 2, Inc., a Delaware corporation (which we refer to as Parent), and PSM Merger Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent (which we refer to as Merger Sub), as may be amended from time to time, pursuant to which Merger Sub will merge with and into the Company and the Company will be acquired by Parent (which we refer to as the merger), the merger and the Agreement of Merger to be filed with the California Secretary of State to complete the merger. Copies of the Agreement and Plan of Merger, which we refer to as the Merger Agreement, and the Agreement of Merger, which we refer to as the Merger Filing, are attached as Annex A and Annex B, respectively, to the proxy statement; and

(2)

to consider and vote on a proposal to postpone or adjourn the special meeting if necessary or appropriate (e.g., to solicit additional proxies if there are not sufficient votes at the time of the special meeting to establish a quorum or approve the principal terms of the Merger Agreement, the merger and Merger Filing or to comply with applicable law or order or a request from the SEC or its staff).

The SonicWALL board of directors previously established June 21, 2010 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting.

The SonicWALL board of directors has approved the Merger Agreement, the merger and the Merger Filing and believes that the Merger Agreement, the merger and the Merger Filing are advisable and in the best interests of the shareholders of SonicWALL. The board of directors of the Company recommends that you vote “FOR” the principal terms of the Merger Agreement, the merger and the Merger Filing and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate. If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement to the proxy statement is required by any shareholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears on pages 22-23 of the proxy statement.

Litigation Relating to the Merger

As more fully described in the proxy statement, on June 8, 2010, two class action lawsuits were filed in the Superior Court of the State of California for Santa Clara County against the Company, our directors and Thoma Bravo and Ontario Teachers’ Pension Plan. These lawsuits were consolidated with a third into a putative shareholder class action lawsuit in the Superior Court of the State of California for Santa Clara County, styled In re SonicWALL, Inc. Shareholder Litigation, Case No. 1:10-CV-173966. The consolidated lawsuit involved allegations that, in connection with approving the merger, our directors breached their fiduciary duties owed to SonicWALL shareholders, and that Thoma Bravo and Ontario Teachers’ Pension Plan aided and abetted these alleged breaches. The plaintiffs sought, among other things, a declaration that the merger agreement was entered into in violation of the directors’ fiduciary duties and an injunction precluding consummation of the merger.

On July 13, 2010, we entered into a memorandum of understanding with the plaintiffs regarding the settlement of this action. The Company believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative shareholder class action delaying or adversely affecting the merger and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the proposed merger, all of which are set forth below. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to the Company’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Superior Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it is anticipated that it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the Merger Agreement and the Merger Filing, and any disclosure made in connection therewith (but excluding claims for dissenting shareholder rights under Chapter 13 of the California General Corporation Law). In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Superior Court for an award of attorneys’ fees and expenses to be paid by the Company or its successor, which the defendants have agreed not to oppose if it does not exceed $395,000. The Company or its successor shall pay or cause to be paid those attorneys’ fees and expenses awarded by the Superior Court. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Superior Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

Additional Disclosures

As contemplated by the proposed settlement, the Company is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. Defined terms used but not defined herein have the meanings set forth in the proxy statement. The additional disclosures are as follows:

The Merger – Background of the Merger

Confidentiality Agreements

The third full paragraph on page 26 includes a statement that six parties (including Strategic Party A and Thoma Bravo) entered into confidentiality agreements with the Company to facilitate continued discussion with the Company regarding a potential acquisition transaction. The six parties that entered confidentiality agreements with the Company were Strategic Party A, Strategic Party B, Strategic Party C, Financial Sponsor A, Financial Sponsor B and Thoma Bravo. Since the date of the proxy statement, Strategic Party D, together with Financial Sponsor C and Financial Sponsor D, entered into a confidentiality agreement with Company to facilitate discussion with the Company and their diligence review regarding a potential acquisition transaction. As previously announced, on July 5, 2010, Strategic Party D, together with Financial Sponsor C and Financial Sponsor D, informed the Company that they no longer intended to pursue an acquisition of SonicWALL.

Composition of List of Potential Buyers

The second full paragraph on page 27 of the proxy statement makes reference to a “broader group of potentially interested bidders for the Company” identified by Centerview. This list of potential buyers included major participants in the network security industry as well as other major companies in adjacent markets. Management, Centerview and those members of the Board in attendance prioritized which companies to approach on the list based on factors discussed in the second and third paragraphs on page 27 of the proxy statement.

Composition of Potential Buyers Contacted by Centerview or Management

The seventh full paragraph beginning on page 27 of the proxy statement states that “Other than Thoma Bravo, Strategic Party A and Strategic Party B, none of the potential buyers contacted by Centerview or management had expressed a desire to enter into more advanced discussions to investigate a potential transaction.” The number of potential buyers referenced as contacted by Centerview or management was 22. Of that number, 14 were potential strategic buyers and 8 were potential financial sponsors. The seventh full paragraph also states that “the Company and Centerview believed that a subset of these parties who had expressed more interest than the others might be induced to enter into more serious discussions if they were made to understand that a significant level of strategic interest in the Company had developed among other potential bidders.” The number of potential buyers referenced as a subset who had expressed more interest than the others was five. Of that number, three were potential strategic buyers and two were potential financial sponsors.

The Merger – Reasons for the Merger

Material Debt-Equivalent Liabilities

The seventh bullet point on page 33 of the proxy statement refers to one factor among many considered by the Company’s board of directors to support its determination that the merger and the other transaction contemplated by the Merger Agreement, taken together are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders, and its recommendation for the Company’s shareholders to vote “FOR” the proposal to approve the Merger Agreement, the merger and the Merger Filing. In that bullet point, the enterprise value of the Company is described as the total of (a) any short and long-term debt, plus (b) the market value of the Company’s fully diluted common stock, plus (c) the book value of any minority interest in other equity, plus (d) the value of any material debt-equivalent liabilities, less (e) the value of cash equivalents, marketable securities and other instruments. To clarify, the phrase “material debt-equivalent liabilities” refers to the value of any capital lease obligations as recorded on a company’s balance sheet. In respect of the Company, the value of such material debt-equivalent liabilities was zero.

The Merger – Opinion of the Company’s Financial Advisor

Selected Comparable Companies Analysis

As noted on page 37 of the proxy statement, Centerview reviewed and compared specific financial and operating data relating to SonicWALL and a broad group of Security Software and Networking companies that Centerview, based on its experience in the industry, deemed comparable to SonicWALL. Centerview has revised the first table at the top of page 38 of the proxy statement to include the mean data in respect of various financial metrics in addition to the median data for such metrics. In performing the comparable company analysis and interpreting the financial data, Centerview placed greater weight on the median financial metrics because the mean data was skewed due to the inclusion of outliers in the data set causing the mean data to be less meaningful in Centerview’s judgment. The following table presents the revised results of this analysis with respect to the selected comparable companies:

	CY ’09-’10 Revenue Growth	CY 2010E		Enterprise Value /
		Gross Margin	EBIT Margin	CY 2010E Revenue	CY 2010E EBITDA
Median Statistic - Entire Peer Set	13.2%	78.4%	24.2%	2.6x	9.3x

Mean Statistic - Entire Peer Set	13.7%	79.7%	25.4%	2.8x	10.5x

Median Statistic - Security Software Peer Set	11.3%	81.5%	25.2%	2.4x	8.4x

Mean Statistic - Security Software Peer Set	10.9%	80.4%	25.5%	2.6x	10.2x

Thoma Bravo Offer - Based on Mean of Research Analyst Projections for the Company (“Consensus”)	14.1%	72.7%	17.3%	2.1x	10.7x

Thoma Bravo Offer - Based on Management Projections for the Company (“Management)	14.4%	74.4%	19.1%	2.1x	9.8x

Discounted Cash Flow Analysis

The last paragraph beginning on page 38 of the proxy statement provides a discussion of the discounted cash flow analysis performed by Centerview in respect of the Company to provide a range of implied present values of the equity value per share of the Company’s common stock based on the present value of the standalone, unlevered, after-tax estimated free cash flows of the Company. The concept of “standalone, unlevered, after-tax estimated free cash flows” is earnings before interest and taxes and adjusting for taxes, depreciation, capital expenditures and changes in working capital. In addition, reference is made to the fourth sentence of the last paragraph, which is replaced with the following (new language underlined): “These illustrative terminal values were then discounted to calculate implied indications of present value using a range of discount rates from 11.0% to 14.0%, reflecting estimates of the Company’s weighted average cost of capital and utilizing the end-of-the-year convention.”

Selected Precedent Transactions Analysis

As noted on page 39 of the proxy statement, Centerview analyzed certain information relating to selected transactions in the software industry with a transaction value ranging between $50 million and $750 million during the approximately two-year period preceding June 1, 2010. In its professional judgment, Centerview believed a two-year period for purposes of the selected precedent transaction analysis was most appropriate given the recent market volatility and believed such data would provide the most relevant comparable analysis.

In addition, Centerview has revised the first table at the top of page 40 of the proxy statement to include the mean valuation multiples in addition to the median valuation multiples included in the data set. In analyzing the precedent transaction data, Centerview placed greater weight on the median valuation multiples because the mean valuation multiples appeared to be skewed due to the inclusion of outliers in the data set causing the mean multiples to be less meaningful in Centerview’s judgment. The following table presents the revised results of this analysis with respect to the selected transactions:

	LTM Multiples		NTM Multiples
	Revenue	EBITDA	Revenue	EBITDA
Median	1.2x	10.7x	1.2x	8.0x
Mean	1.3x	10.6x	1.2x	9.6x
Thoma Bravo Offer - Consensus	2.3x	12.1x	2.1x	10.2x
Thoma Bravo Offer - Management	2.3x	12.1x	2.0x	9.5x

Premiums Paid Analysis

As described in the second paragraph on page 40 of the proxy statement, Centerview also reviewed the premiums paid for certain U.S. publicly traded technology firms with offer values (being the fully diluted equity value implied for the target company based on the consideration payable in the selected transaction) ranging between $500 million and $750 million, and 80% or more of the consideration being paid in cash, since 2005. Centerview has revised the table under the premiums paid analysis on page 40 of the proxy statement to include the mean, in addition to the median, premiums calculated. The following table presents the revised results of this analysis with respect to the selected transactions:

	Offer Premium				EV 1- Day Prior
	1- Day Prior	1- Week Prior	90- Day Prior	52- Wk High
Median	22.1%	25.3%	17.4%	3.2%	24.3%
Mean	27.2%	28.3%	30.0%	2.9%	36.4%
Thoma Bravo Offer Premium	31.9%	29.4%	35.1%	4.5%	74.3%

Advisory Services Provided to the Company by Centerview

The second full paragraph on page 41 includes a statement that Centerview has, in the past, provided investment banking and other services to the Company. All such advisory services have been rendered by Centerview to the Company solely in connection with matters culminating in the merger.